AGREEMENT AND PLAN OF MERGER

By and Among

ACQUIRED SALES CORP.

LIFTED LIQUIDS, INC.

GERARD M. JACOBS

WILLIAM C. JACOBS

and

WARRENDER ENTERPRISE INC.

and

NICHOLAS S. WARRENDER

Dated as of January 7, 2020

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of _______, 2019, by and among Acquired Sales Corp., a Nevada corporation (“AQSP”), Lifted Liquids, Inc., an Illinois corporation and a wholly-owned Subsidiary of AQSP (“Merger Sub”), Gerard M. Jacobs (“GMJ”), William C. Jacobs (“WCJ” and together with GMJ, each, a “Jacobs Owner” and collectively, the “Jacobs Owners”) and WARRENDER ENTERPRISE INC., a Wisconsin corporation d/b/a Lifted Liquids (the “Company”) and Nicholas S. Warrender (the “Company Owner”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.1.

RECITALS

WHEREAS, the parties intend for AQSP to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by AQSP, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Illinois Business Corporation Act of 1983 (the “IL BCA”) and the Wisconsin Business Corporation Law (the “WI BCL”), the Company shall be merged with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity (the “Surviving Entity”), and each outstanding share of the Company’s common stock, no par value  per share (the “Company Common Stock”) shall be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company has: (a) determined that it is in the best interests of the Company and the holders of shares of Company Common Stock, and declared it advisable, to enter into this Agreement with AQSP and Merger Sub; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of AQSP (the “AQSP Board”) has: (a) determined that it is in the best interests of AQSP and its stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Merger Sub/AQSP, in its capacity as the sole shareholder of Merger Sub has: (a) determined that it is in the best interests of Merger Sub and its shareholder, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the AQSP Board has resolved to recommend that the holders of shares of AQSP’s common stock, par value $0.001 per share (the “AQSP Common Stock”) approve the issuance of shares of AQSP Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “AQSP Stock Issuance”);

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue

Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the IL BCA and the WI BCL, at the Effective Time: (i) the Company shall merge with and into Merger Sub; (ii) the separate corporate existence of the Company shall cease; and (iii) Merger Sub shall continue its corporate existence under the IL BCA as the surviving corporation in the Merger.

Section 1.2Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 12:01 p.m., Chicago time, on a date that is as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Fox Rothschild LLP, 321 N. Clark Street, Suite 1600, Chicago, Illinois 60654, unless another place is agreed to in writing by the parties hereto, or by .pdf delivery of the original execution documents and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.3Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company and Merger Sub shall cause articles of merger (the “IL Articles of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Illinois in accordance with the relevant provisions of the IL BCA and articles of merger (the “WI Articles of Merger”) with the Secretary of State of the State of Wisconsin in accordance with the relevant provisions of the WI BCL and shall make all other filings or recordings required under the IL BCA and the WI BCL. The Merger shall become effective at such time as the IL Articles of Merger has been duly filed with the Secretary of State of the State of Illinois and the WI Articles of Merger have been duly filed with the Secretary of State of the State of Wisconsin or at such later date or time as may be agreed by the Company and AQSP in writing and specified in the IL Articles of Merger in accordance with the IL BCA and the WI Articles of Merger in accordance with the WI BCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4Effects of the Merger. The Merger shall have the effects set in this Agreement and in the applicable provisions of the IL BCA and the WI BCL. Without limiting the generality of the foregoing, and subject thereto from and after the Effective Time, the effects of the Merger shall be that all assets, property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Entity.

Section 1.5Organizational Documents. At the Effective Time: (i) the articles of incorporation of Merger Sub shall be the articles of incorporation of the Surviving Entity; and (ii) the by-laws of Merger Sub shall be the by-laws of the Surviving Entity.

Section 1.6Directors and Officers. At the Effective Time, the directors of AQSP shall be Gerard M. Jacobs (Chairman), Nicholas S. Warrender (Vice Chairman), Vincent J. Mesolella (Lead outside director), Thomas W. Hines, James S. Jacobs, Joshua A. Bloom, Richard E. Morrissy, Michael D. McCaffrey and a ninth director who will be designated by Nicholas S. Warrender and reasonably acceptable to Gerard M. Jacobs, and the officers of AQSP shall be as set forth below, each to hold the office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with applicable Law:

Gerard M. Jacobs - Chairman, CEO and Secretary

William C. Jacobs - President, CFO and Treasurer

Nicholas S. Warrender – Co-Founder, Vice Chairman, Chief Operating Officer

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1Effect of the Merger. At the Effective Time, as a result of the Merger and without any action on the part of AQSP or the Company or the holder of any capital stock of AQSP or shares of Company Common Stock:

(a)Conversion of Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive: (i) such number of shares of AQSP Common Stock equal to the product of (A) the Interest Ratio, multiplied by (B) the Stock Consideration; (ii) an amount in cash equal to the product of (A) the Interest Ratio, multiplied by (B) the Cash Consideration; and (iii) an amount in the form of a Promissory Note equal to the product of (a) the Interest Ratio multiplied by (b) the Note Consideration.

(b)Cancellation of Common Stock. At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a share of Company Common Stock shall, subject to applicable Law, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.2.

(c)Fractional Shares. Any fractional shares of AQSP Common Stock to be issued upon the conversion of the shares of Company Common Stock shall be rounded up to one full share.

(d)Equity of Merger Sub.  All equity of Merger Sub issued and outstanding at and as of the Effective Time will remain issued and outstanding.

Section 2.2Payment of Merger Consideration.  For purposes of payment of the Merger Consideration (and the payment in lieu of fractions shares pursuant to Section 2.1(c)), AQSP shall be entitled to rely on the information set forth in Section 3.2 of the Company Disclosure Letter with respect to all of the shares of Company Common Stock being held by the Company Owner and the wire instructions identified for payment to the Company Owner. At or promptly following the Effective Time, AQSP shall: (a) deliver to its transfer agent irrevocable instructions to issue to the Company Owner a number of whole shares of AQSP Common Stock equal to the excess of (i) the Stock Consideration, reduced by (ii) the Escrowed Shares and (b) deliver to the Company Owner cash, delivered by wire transfer, in an amount equal to the excess of (i) the Cash Consideration, reduced by (iii) the Escrowed Cash; and (c) AQSP shall deliver the executed Promissory Note to the Company Owner.  At or promptly following the Effective Time, AQSP shall: (x) deliver to its transfer agent irrevocable instructions to issue to the Company Owner (but deliver to the Escrow Agent) the Escrowed Shares, and (y) deliver to the Escrow Agent the Escrowed Cash.

Section 2.3Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of AQSP Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Stock Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.4Withholding Rights. AQSP shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws.

Section 2.5Tax Treatment. The Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY OWNER

Except as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company and each Company Owner (jointly and severally) hereby represents and warrants to AQSP as follows:

Section 3.1Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)Organization; Standing and Power. The Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Wisconsin and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)Charter Documents. The Company has delivered or made available to AQSP a true and correct copy of the Company’s Charter Documents. The Company is not in material violation of any of the provisions of its Charter Documents.

(c)Subsidiaries. The Company has no Subsidiaries.

Section 3.2Capital Structure; Capital Stock. Section 3.2 of the Company Disclosure Letter accurately sets forth the outstanding shares of Company Common Stock as of the date hereof. The shares of Company Common Stock have been duly authorized and validly issued, and are owned by the Company Owner, free and clear of all Liens, other than those Liens set forth in Section 3.2 of the Company Disclosure Letter. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating the Company to issue or sell any equity securities of, or any other interest in, the Company, its business or its assets. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Company Common Stock except as set forth in Section 3.2 of the Company Disclosure Letter. The Company does not have any outstanding capital stock other than the shares of Company Common Stock set forth in Section 3.2 of the Company Disclosure Letter. Except as provided in this Agreement, the Company does not have any legal obligation to effect any merger, consolidation or reorganization of the Company, nor to enter into any agreement with respect thereto, nor to redeem or repurchase any shares of capital stock, nor to issue any dividends or to make any divestitures except the Estimated Tax Distribution.

Section 3.3Authority; Non-Contravention; Governmental Consents.

(a)Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The Company Owner has voted, in the Company Owner’s capacity as the sole shareholder of the Company, to approve the Merger in accordance with the requirements of the WI BCL. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other actions on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by AQSP and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by principles of equity.

(b)Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any Company Permit; (ii) assuming that all Consents contemplated by Section 3.3(c) have been obtained or made, conflict with or violate any Law applicable to the Company or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s loss of any benefit or the imposition of any additional payment or other liability under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company.

(c)Governmental Consents. To the Knowledge of the Company, no consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the IL Articles of Merger with the Secretary of State of the State of Illinois and the WI Articles of Merger with the Secretary of State of the State of Wisconsin; (ii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the OTC; and (iii) the other Consents of Governmental Entities listed in Section 3.3(c) of the Company Disclosure Letter (the “Other Governmental Approvals”).

Section 3.4Company Financial Statements; Undisclosed Liabilities.

(a)Financial Statements. Attached as Section 3.4(a) of Company Disclosure Letter are (a) copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31 of each of the years 2017 and 2018 and the related statements of income for the calendar years then ended (the “Annual Financial Statements”) and (b) an unaudited balance sheet of the Company as of September 30, 2019 (the “Interim Balance Sheet”) and the related statements of income for the nine (9) month period then ended (together with the Interim Balance Sheet the “Interim Financial Statements” and the Interim Financial Statements, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of Interim Financial Statements, subject, in the case of the Interim Financial Statements, to year-end adjustments); and (ii) are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

(b)Undisclosed Liabilities. The Company does not have any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Interim Balance Sheet; (ii) were incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the transactions contemplated by this Agreement.

Section 3.5Absence of Certain Changes or Events. Since the date of the Interim Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.6Taxes.

(a)Tax Returns and Payment of Taxes. The Company has been a validly electing S corporation within the meaning of Code Section 1361 and 1362 since its formation. The Company has duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by it. Such Tax Returns are true, complete, and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b)Availability of Tax Returns. The Company has made available to AQSP complete and accurate copies of all material federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company for any Tax period ending on or after December 31, 2016.

(c)Withholding. The Company has withheld and timely paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee and complied with all information reporting and backup withholding provisions of applicable Law.

(d)Liens. There are no Liens for Taxes upon the assets of the Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in the Company’s Financial Statements.

(e)Tax Deficiencies and Audits. No deficiency for any amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or, to the Knowledge of the Company, pending with respect to any Taxes of the Company.

(f)Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to Tax in that jurisdiction.

(g)Intended Tax Treatment.  The Company has not taken or agreed not to take any action, and to the Knowledge of the Company, there exist no facts or circumstances that are likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.7Intellectual Property.

(a)Scheduled Company-Owned IP. Section 3.7(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b)Right to Use; Title. The Company is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company as currently conducted (“Company IP”), in each case, free and clear of all Liens, other than Permitted Liens. The Company Owner does not have any ownership interest in, or any claim in or with respect to, any Intellectual Property used by the Company in the conduct of its business.

(c)Validity and Enforceability. The Company’s rights in the Company-Owned IP are valid, subsisting, and enforceable.

(d)Non-Infringement. The Company, in the conduct of its business, has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person. To the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company-Owned IP.

(e)IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company’s rights with respect to any Company IP. The Company is not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP.

(f)Company IT Systems. Since the Company’s formation, to the Company’s Knowledge there have been no security breaches of, unauthorized access to or use of, failures or unplanned outages in, or other adverse integrity or security events affecting any Company IT Systems or the data or transactions stored or processed thereon.

Section 3.8Compliance; Permits.

(a)Compliance. The Company is in material compliance with, all Laws or Orders applicable to the Company or by which the Company or any of its businesses or properties is bound. Since the Company’s formation, no Governmental Entity has issued any written notice or notification stating that the Company is not in compliance with any Law.

(b)Permits. The Company holds all permits, licenses, registrations, authorizations and approvals from Governmental Entities (collectively, “Permits”) required to conduct its business as currently being conducted. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company is pending or, to the Knowledge of the Company, threatened. The Company is and, since its formation, has been in compliance with the terms of all Permits. To the Company’s Knowledge, the consummation of the Merger will not require AQSP to obtain any additional Permits in order for AQSP or the Merger Sub to carry on the business of the Company (as the surviving entity) as currently conducted and be in compliance with all Laws.

Section 3.9Litigation; Other Activities. (a) Other than as set forth in Section 3.9 of the Company Disclosure Letter, there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its properties or assets or, to the Knowledge of the Company, any officer or director of the Company in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $25,000; and

(b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment (“Order”) of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent. (b)   The Company has properly accounted (in all material respects) for any cash received by the Company and paid out by the Company in the operation of its business.  Neither the Company nor its Owner, officers or employees have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law.

Section 3.10Brokers’ and Finders’ Fees. The Company has not incurred, nor shall it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11Related Person Transactions. No Affiliate has been involved in any material business relationship with the Company, since January 1, 2018, other than those set forth on Section 3.11 of the Company Disclosure Letter.

Section 3.12Employee Matters.

(a)Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each employment agreement, bonus agreement, pension plan, employee benefits plan or program, collective bargaining agreement, or other arrangement providing for employee compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability, medical, or wellness benefits, or other employee benefits or remuneration of any kind, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company, for the benefit of any current or former employee, independent contractor, consultant, or director of the Company (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”) including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA.

(b)Documents. The Company has made available to AQSP correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plan current plan documents and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description for each Company Employee Plan; and (vi) all actuarial valuation reports in the most recent three plan years related to any Company Employee Plans.

(c)Employee Plan Compliance. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company material Adverse Effect, (i) Each Company Employee Plan (including any multiemployer plans within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including, but not limited to ERISA and the Code, where applicable; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, the Company can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company, where applicable, has timely made all contributions, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including related information reporting requirements; (iv) failed to comply with Section 601 et. seq. of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPPA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any Multiemployer Plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such Multiemployer Plan which could result in any liability of the Company or any Company ERISA Affiliate to any such Multiemployer Plan. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur.

(e)Certain Company Employee Plans. With respect to each Company Employee Plan:

1.no such plan is a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time in the past six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such Multiemployer Plan or multiple employer plan;

2.no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

3.no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

4.no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f)No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g)Potential Governmental or Lawsuit Liability. No Company Employee Plan has in the past six years submitted or corrected operational errors under a voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h)Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i)Health Plan Compliance.  If the Company has a Health Plan, it complies in all material respects with the applicable requirements under the Affordable Care Act, the Code, ERISA, COBRA, HIPAA, and other state and federal statutes governing employer sponsored health care plans with respect to any Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code or such state statute.

(j)Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement shall (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(k)Employment Law Matters. The Company: (i) is in material compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees, and contingent workers; and (ii) is in material compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, in each event, except where such failure would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)Labor. The Company is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

Section 3.13Real Property and Personal Property Matters.

(a)Owned Real Estate. The Company does not own any Real Estate. The Company is not a party to any agreement or option to purchase any real property or interest in real property.

(b)Leased Real Estate. Section 3.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has made available to AQSP a true and complete copy of each such Lease. Except as set forth on Section 3.13(b) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company, nor, to the Knowledge of the Company, any other party to the Lease, is in material breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a material breach or default under such Lease; (iii) the Company’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been materially disturbed, and to the Knowledge of the Company, there are no material disputes with respect to such Lease; and (iv) the Company has not collaterally assigned or granted any other Liens other than Permitted Liens in such Lease. The Company has not subleased, licensed, or otherwise granted any Person a right to use or occupy such Leased Real Estate or any portion thereof.

(c)Real Estate Used in the Business. The Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Letter comprise all of the real property used in the business of the Company.

(d)Personal Property. The machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned or leased, by the Company are in good working condition and repair, ordinary wear and tear excepted.

Section 3.14Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)The Company is, and for the past three years has been, in material compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable

Environmental Laws for the operation of the business of the Company as currently conducted.

(b)The Company has not disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from the Leased Real Estate or, to the Knowledge of the Company, at any other location, in either event that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) to the Knowledge of the Company, reasonably likely to result in liability to the Company, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)The Company has not: (i) produced, processed, manufactured, transported, treated, handled, used, or stored any Hazardous Substances, except in material compliance with Environmental Laws, at any Leased Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)The Company has not received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company, alleging any Liability or responsibility under or for non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. The Company is not subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)The Company has not expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.15Material Contracts.

(a)Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company is a party or any of its assets are bound (excluding any Leases):

1.any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) director of the Company, or (C) Company Employee;

2.any Contract providing for indemnification or any guaranty by the Company, other than any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

3.any Contract that purports to limit the right of the Company (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

4.any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company after the date of this Agreement of assets or capital stock or other equity interests of the Company, outside the ordinary course of business;

5.any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any assets, rights, or properties of the Company;

6.any Contract that contains any provision that requires the purchase of all or a portion of the Company’s requirements for a given product or service from a given third party;

7.any Contract that obligates the Company to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger shall obligate AQSP or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

8.any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any joint venture, partnership, or limited liability company;

9.any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than accounts receivables and payables;

10.any employee collective bargaining agreement or other Contract with any labor union;

11.any Company IP Agreement, other than licenses for shrink-wrap, click-wrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company;

12.any other Contract under which the Company is obligated to make payment or incur costs in excess of $50,000 in any year and which is not otherwise described in clauses (i)–(xii).

(b)Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all

Company Material Contracts. The Company has made available to AQSP correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c)No Breach. (i) All the Company Material Contracts are legal, valid, and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect in all material respects; and (ii) neither the Company nor, to the Knowledge of the Company, any third party is in material breach or default, or has received written notice of a material breach or default, of any Company Material Contract.

Section 3.16Insurance. Section 3.16 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all material insurance policies of the Company.  Each such insurance policy is in full force and effect and such insurance policies provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company operates, and as is sufficient to comply with applicable Law. The Company is not in material breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or trigger termination or material modification of, any of such insurance policies. To the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17Information Supplied. None of the information regarding the Company that is supplied or to be supplied by the Company in writing, specifically for inclusion or incorporation by reference in the Schedule 14C information statement to be filed with the SEC and sent to the AQSP stockholders in connection with the AQSP Stockholder Approval Matters (including any amendments or supplements thereto, the “Information Statement”) shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information that was not supplied by the Company in writing specifically for the Information Statement.

Section 3.18Outside CBD Business. Except as disclosed in Schedule 3.18, as of the date hereof and as of the Closing, the Company Owner does not have any interest in any brand, product, Person or business engaged in the manufacturing, sale, distribution or transport of CBD-infused products other than through the Company (with any interests such businesses being referred to herein as an “Outside CBD Business Interests”). For the avoidance of doubt, Outside CBD Business Interests shall not include the Company Owner owning, solely as an investment, securities of any Person traded over the counter or on any national securities exchange if the Company Owner is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AQSP AND MERGER SUB

Except: (a) as disclosed in the AQSP SEC Documents and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the AQSP Disclosure Letter that relates to such Section or in another Section of the AQSP Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; AQSP hereby represents and warrants to the Company and each Company Owner as follows:

Section 4.1Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)Organization; Standing and Power. Each of AQSP and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of AQSP and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary.

(b)Charter Documents. The articles of incorporation and by-laws of AQSP as most recently filed with the AQSP SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. AQSP has delivered or made available to the Company a true and complete copy of Merger Sub’s Charter Documents. Neither AQSP nor Merger Sub is in violation of any of the provisions of its Charter Documents.

(c)Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of AQSP, including Merger Sub, have been validly issued and are owned by AQSP, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of AQSP. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, AQSP does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.2Capital Structure.

(a)Capital Stock. Section 4.2 of the AQSP Disclosure Letter completely and accurately sets forth the capital structure of AQSP as of the date of this Agreement (including but not limited to, as of the date hereof: (i) the number of shares of AQSP Common Stock authorized, issued and outstanding; and (ii) the number of shares of AQSP Preferred Stock authorized, issued and outstanding, (iii) the number of shares of AQSP Common Stock reserved for issuance pursuant to outstanding AQSP Equity Awards).

1.Section 4.2(a) of the AQSP Disclosure Letter sets forth a complete and accurate list, as of the close of business on January 7, 2020, of all outstanding Equity Awards of AQSP, indicating with respect to each such Equity Award the name of the holder thereof, the number of shares and class of stock subject to such Equity Award, the exercise price (if applicable) and the date of grant.  Other than as set forth on Section 4.2 of the AQSP Disclosure Letter, as of the date hereof, there are no outstanding (A) securities of AQSP or any of its Subsidiaries convertible into or exchangeable for AQSP Voting Debt or shares of capital stock of AQSP, (B) options, warrants, or other agreements or commitments to acquire from AQSP or any of its Subsidiaries, or obligations of AQSP or any of its Subsidiaries to issue, any AQSP Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) AQSP, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of AQSP, in each case that have been issued by AQSP or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of AQSP, being referred to collectively as “AQSP Securities”). All outstanding shares of AQSP Common Stock, all outstanding AQSP Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of AQSP, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws and, with respect to Equity Awards, in accordance with the terms of the applicable equity plans and award agreements.

2.Other than as set forth on Section 4.2 of the AQSP Disclosure Letter, as of the date hereof, there are no outstanding Contracts requiring AQSP or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any AQSP Securities or AQSP Subsidiary Securities. Neither AQSP nor any of its Subsidiaries is a party to any voting agreement with respect to any AQSP Securities or AQSP Subsidiary Securities.

(b)Voting Debt. No bonds, debentures, notes, or other indebtedness issued by AQSP or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of AQSP or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of AQSP or any of its Subsidiaries, are issued or outstanding (collectively, “AQSP Voting Debt”).

(c)AQSP Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of AQSP or any of its Subsidiaries convertible into or exchangeable for AQSP Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of AQSP; (ii) options, warrants, or other agreements or commitments to acquire from AQSP or any of its Subsidiaries, or obligations of AQSP or any of its Subsidiaries to issue, any AQSP Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of AQSP; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of AQSP, in each case that have been issued by a Subsidiary of AQSP (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “AQSP Subsidiary Securities”).

Section 4.3Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)Authority. Each of AQSP and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, the Requisite AQSP Vote, to consummate the transactions contemplated by this Agreement. Except for the Requisite AQSP Vote, no other corporate proceedings on the part of AQSP or Merger Sub is necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the AQSP Stock Issuance, and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by AQSP and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of AQSP and Merger Sub, enforceable against AQSP and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)Non-Contravention. The execution, delivery, and performance of this Agreement by AQSP and Merger Sub and the consummation by AQSP and Merger Sub of the transactions contemplated by this Agreement, do not and shall not: (i) contravene or conflict with, or result in any violation or breach of, AQSP’s Charter Documents or Merger Sub’s Charter Documents; (ii) assuming that all of the Consents contemplated by Section 4.3(c) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite AQSP Vote, conflict with or violate any Law applicable to either of AQSP or Merger Sub or any of their properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in AQSP’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which AQSP or any of its Subsidiaries is a party or otherwise bound; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of AQSP or any of its Subsidiaries.

(c)Governmental Consents. Other than as set forth in Section 4.3 of the AQSP Disclosure letter, no Consent of any Governmental Entity is required to be obtained or made by AQSP or Merger Sub in connection with the execution, delivery, and performance by AQSP or Merger Sub of this Agreement or the consummation by AQSP or Merger Sub of the Merger, the AQSP Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the IL Articles of Merger with the Secretary of State of the State of Illinois and the WI Articles of Merger with the Secretary of State of the State of Wisconsin; (ii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the OTC; (iii) the filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the AQSP Stock Issuance, and the other transactions contemplated by this Agreement; and (iv) the Other Governmental Approvals.

(d)Board Approval.

1.The AQSP Board by resolutions duly adopted by a majority vote at a meeting of the directors of AQSP duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the AQSP Stock Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, AQSP and the AQSP’s stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the AQSP Stock Issuance, upon the terms and subject to the conditions set forth herein, (C) directed that the AQSP Stockholder Approval Matters be submitted to a vote of, or written consent by, AQSP’s stockholders, and (D) resolved to recommend that AQSP’s stockholders vote in favor of approval of the AQSP Stockholder Approval Matters.

2.By resolutions duly adopted by AQSP in its capacity as the sole shareholder of Merger Sub and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and AQSP, as the sole shareholder of Merger Sub, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and

(C)resolved to recommend that AQSP as the sole shareholder of Merger Sub, approve the adoption of this Agreement in accordance with the IL BCA.

(e)Voting Requirements. The affirmative vote of the holders of a majority of all outstanding shares of AQSP Common Stock entitled to vote thereon is necessary to adopt this Agreement and approve the AQSP Stockholder Approval Matters (the “Requisite AQSP Vote”). The Requisite AQSP Vote is the only vote of holders of any securities of AQSP or its Subsidiaries necessary to approve and consummate the Merger and the AQSP Stock Issuance, and the transactions contemplated by this Agreement.

Section 4.4SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)SEC Filings. AQSP has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2016 (the “AQSP SEC Documents”). True, correct, and complete copies of all the AQSP SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the AQSP SEC Documents conform in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such AQSP SEC Documents. None of the AQSP SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that AQSP makes no representation as to the accuracy and completeness of its risk factors and other disclosures regarding the manufacture, sale, distribution or transport of CBD infused products.  Except as disclosed in writing by AQSP, there are no outstanding or unresolved comments received from the SEC with respect to any of the AQSP SEC Documents, and to the Knowledge of AQSP, none of the AQSP SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation. None of AQSP’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the AQSP SEC Documents: (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for

Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of AQSP and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)Undisclosed Liabilities. The audited balance sheet of AQSP dated as of December 31, 2018 contained in the AQSP SEC Documents filed prior to the date hereof is hereinafter referred to as the “AQSP Balance Sheet.” Other than as set forth in Section 4.4 of the AQSP Disclosure Letter, neither AQSP nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the AQSP Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the AQSP Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the transactions contemplated by this Agreement.

Section 4.5Absence of Certain Changes or Events. Since the date of the AQSP Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, there has not been or occurred any AQSP Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, an AQSP Material Adverse Effect.

Section 4.6Compliance; Permits.

(a)AQSP and each of its Subsidiaries are and, since November 10, 2018, have been in compliance with, all Laws or Orders applicable to AQSP or any of its Subsidiaries or by which AQSP or any of its Subsidiaries or any of their respective businesses or properties is bound. Since November 10, 2018, no Governmental Entity has issued any notice or notification stating that AQSP or any of its Subsidiaries is not in compliance with any Law.

(b)Permits. AQSP and its Subsidiaries hold all Permits necessary to operate their respective businesses as such businesses are being operated as of the date hereof.  AQSP and its Subsidiaries are in material compliance with all Permits, and no suspension, cancellation, non-renewal, or adverse modifications of any Permits of AQSP or any of its Subsidiaries is pending or, to the Knowledge of AQSP, threatened.

Section 4.7Litigation. Except as set forth in Section 4.7 of the AQSP Disclosure Letter, there is no Legal Action pending, or to the Knowledge of AQSP, threatened against AQSP or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of AQSP, any officer or director of AQSP or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, an AQSP Material Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of AQSP or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, an AQSP Material Adverse Effect. Except as set forth on Section 4.7 of the AQSP Disclosure Letter, to the Knowledge of AQSP, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or threatened, in each case regarding any accounting practices of AQSP or any of its Subsidiaries or any malfeasance by any officer or director of AQSP.

Section 4.8Brokers. Except as set forth on Section 4.8 of the AQSP Disclosure Letter, neither AQSP nor any of its Affiliates has incurred, nor shall it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.9Tax Matters.

(a)Each of AQSP and its Subsidiaries has filed all federal income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were true, correct, and complete in all material respects. All material Taxes due and owing by AQSP or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid.  Neither AQSP nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made within the past 3 years by an authority in a jurisdiction where AQSP or any of its Subsidiaries does not file Tax Returns that AQSP or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of AQSP or any of its Subsidiaries. Each of AQSP and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)There is no material dispute or claim concerning any Tax liability of AQSP or any of its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which AQSP or its Subsidiaries has Knowledge based upon personal contact with any agent of such authority.

(c)None of AQSP’s or its Subsidiaries Tax Returns have been audited or are currently the subject of audit. Neither AQSP nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)Neither AQSP nor any of its Subsidiaries is or has been a party to any ‘‘listed transaction,’’ as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

Section 4.10Information Supplied. None of the information supplied or to be supplied by or on behalf of AQSP for inclusion or incorporation by reference in the Information Statement shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Information Statement shall comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by AQSP with respect to statements made or incorporated by reference therein based on information supplied by the Company.

Section 4.11Ownership of Company Common Stock. Neither AQSP nor any of its Affiliates owns any shares of Company Common Stock.

Section 4.12Intended Tax Treatment. Neither AQSP nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of AQSP there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.13Financial Capability. AQSP has or will have prior to the Effective Time, sufficient funds to pay the aggregate Cash Consideration contemplated by this Agreement and to perform the other obligations of AQSP contemplated by this Agreement.

Section 4.14Merger Sub. Merger Sub (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly-owned Subsidiary of AQSP.

ARTICLE V

COVENANTS

Section 5.1Conduct of Business of the Company. Except as set forth in Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time or termination of this Agreement, the Company shall, except as expressly contemplated by this Agreement, as required by applicable Law, or with the consent of AQSP (which consent shall not be unreasonably withheld, conditioned, or delayed), conduct its business in the ordinary course of business consistent with past practice. To the extent consistent therewith, the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, or as set forth in Section 5.1 of the Company Disclosure Letter, or as required by Law, between the date of this Agreement and the Effective Time, the Company shall not, without the consent of AQSP (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)amend its Charter Documents;

(b)(i) split, combine, or reclassify any shares of Company Common Stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any shares of Company Common Stock, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, other than the Estimated Tax Distributions (for avoidance of doubt, the Company shall be permitted to make the Estimated Tax Distributions to the Company Owner prior to the Merger in accordance with Section 5.11);

(c)issue, sell, pledge, dispose of, or encumber any shares of Company Common Stock or in any other manner alter the ownership of the shares of Company Common Stock set forth in Section 3.2(a) of the Company Disclosure Letter;

(d)except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company to managers, directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans;

(e)acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person outside the ordinary course of business;

(f)(i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, other than in the ordinary course of business; provided, however, that the foregoing shall not prohibit the Company from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting of non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g)repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice;

(h)enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Leased Real Estate, other than in the ordinary course of business;

(i)institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company of any amount exceeding $25,000 in the aggregate,

other than (i) the settlement of the current litigation involving Mile High (ii) any Legal Action brought against AQSP arising out of a breach or alleged breach of this Agreement by AQSP, and (iii) the settlement of claims, liabilities, or obligations reserved against on the Interim Balance Sheet; provided, however, that the Company shall not settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j)make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)(i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Interim Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company;

(l)enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company, except for AQSP or any of its Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n)abandon, allow to lapse, sell, assign, transfer, grant any security interest in or otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o)terminate or modify in any material respect any insurance policy;

(p)enter into any discussions, negotiations, letters of intent, mergers, reorganizations, stock sales, asset sales (other than asset sales in the ordinary course of business), loan agreements, financing agreements or arrangements of any type, other capital raises, or other contracts or arrangements outside of the ordinary course of business that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other transactions contemplated by this Agreement; or

(q)agree or commit to do any of the foregoing.

Section 5.2Conduct of the Business of AQSP. During the period from the date of this Agreement until the Effective Time, AQSP shall not, nor shall it permit any of its Subsidiaries

(including Merger Sub) to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)amend its Charter Documents in a manner that would adversely affect the Company or the holders of shares of Company Common Stock relative to the other holders of AQSP Common Stock;

(b)(i) split, combine, or reclassify any AQSP Securities or AQSP Subsidiary Securities in a manner that would adversely affect the Company or the holders of the shares of Company Common Stock relative to the other holders of AQSP Common Stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any AQSP Securities or AQSP Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries, dividends paid to holders of AQSP Preferred Stock, and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

(c)adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(d)take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, impede, or materially delay the consummation of the Merger, or the other transactions contemplated by this Agreement, provided that this clause shall not be deemed or construed to prevent AQSP from raising capital or making acquisitions approved by the Company Owner;

(e)issue any AQSP Securities other than as set forth on Section 5.2(e) of the AQSP Disclosure Letter or as may hereafter be approved by the Company Owner; or

(f)agree or commit to do any of the foregoing.

Section 5.3Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company shall afford to AQSP and AQSP’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).  AQSP will treat and hold as such any confidential information it receives from the Company in the course of the reviews contemplated by this Section, will not use any of the confidential information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Company all tangible embodiments (and all copies) of the confidential information which are in its possession.  Notwithstanding the foregoing, prior to the Effective Date, without the prior written consent of the Company Owner none of AQSP, its Subsidiaries or their representatives shall contact any suppliers or licensors to or customers of, the Company, in connection with or pertaining to any subject matter of this Agreement. No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to AQSP pursuant to this Agreement.

Section 5.4AQSP Stockholders Consent. As soon as reasonably practicable following the date of this Agreement, AQSP shall prepare a written consent in accordance with applicable Law and AQSP’s Charter Documents covering all AQSP Stockholder Approval Matters (the “AQSP Stockholders Consent”). AQSP shall use its best efforts to obtain the signatures from AQSP stockholders representing the Requisite AQSP Vote necessary to cause such AQSP Stockholders Consent to be properly approved by the AQSP stockholders in accordance with applicable Law and AQSP’s Charter Documents. AQSP shall promptly notify the Company upon obtaining signatures representing the Requisite AQSP Vote. Each Jacobs Owner agrees to execute promptly the AQSP Stockholders Consent and thereby vote to approve the AQSP Stockholder Approval Matters.

Section 5.5Preparation of Information Statement. As soon as reasonably practicable following approval of AQSP Stockholders Consent in accordance with applicable Law and AQSP’s Charter Documents, AQSP shall prepare and file with the SEC a preliminary Information Statement.  AQSP shall use its reasonable best efforts to ensure that the Information Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. AQSP shall promptly provide the Company and its counsel with any comments or other communications, whether written or oral, that AQSP or its counsel may receive from the SEC or its staff with respect to the preliminary Information Statement promptly after the receipt of such comments and AQSP shall give reasonable and good faith consideration to any comments made by the Company or its counsel. AQSP shall use commercially reasonable efforts to respond to any such comments in an expeditious matter (and the Company and the Company Owner shall provide timely, reasonable cooperation to AQSP in respect of any such comments). As soon as practicable following the resolution of any such comments from the SEC, or in the event AQSP has not received any communications from the SEC regarding preliminary Information Statement within ten (10) Business Days of the filing thereof (or has been notified by the SEC that the SEC will not comment on the preliminary Information Statement), then AQSP shall promptly file a definitive Information Statement with the SEC and shall cause the Information Statement to be disseminated to AQSP’s stockholders in accordance with the Exchange Act as promptly as practicable thereafter (with the first day on which the definitive Information Statement is mailed to an AQSP stockholder being the “Mailing Date”). AQSP shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of AQSP Common Stock in the Merger, and the Company shall furnish to AQSP all information concerning the Company as may be reasonably requested in connection with any such actions.

Section 5.6Notices of Certain Events; Stockholder Litigation; No Effect on Disclosure Letter.

(a)The Company shall notify AQSP, and AQSP shall notify the Company, promptly of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.2(a), Section 6.2(b), or Section 6.2(c) of this Agreement (in the case of the Company) or Section 6.3(a), Section 6.3(b), or Section 6.3(c) of this Agreement (in the case of AQSP), to be satisfied.

(b)The Company shall promptly advise AQSP in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened, after the date hereof against the Company or any of its managers or owners (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep AQSP reasonably informed regarding any such Legal Action. The Company shall give AQSP the opportunity to consult with the Company regarding the defense or settlement of any such litigation and shall consider AQSP’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of AQSP (which consent shall not be unreasonably withheld, delayed, or conditioned).  AQSP shall promptly advise the Company in writing after becoming aware of any Legal Action commenced, or to the AQSP’s Knowledge threatened, after the date hereof against AQSP or any of its managers or owners (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep the Company reasonably informed regarding any such Legal Action. AQSP shall give the Company the opportunity to consult with AQSP regarding the defense or settlement of any such litigation and shall consider the Company’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c)In no event shall: (i) the delivery of any notice by a party pursuant to this Section 5.6 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; (ii) disclosure by the Company be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to the Company’s representations or warranties; or (iii) disclosure by AQSP be deemed to amend or supplement the AQSP Disclosure Letter or constitute an exception to AQSP’s representations or warranties. This Section 5.6 shall not constitute a covenant or agreement for purposes of Section 6.2(b) or Section 6.3(b).

Section 5.7Employees; Benefit Plans.

(a)During the period commencing at the Effective Time and ending on the date which is twelve months from the Effective Time (or if earlier, the date of the employee’s termination of employment with AQSP and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, AQSP shall provide the employees of the Company who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, no less favorable than the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company on the date of this Agreement, provided, that this Section shall be superseded, in regard to all Company Continuing Employees, by the terms and conditions of any employment agreement between any of the Company Continuing Employees and AQSP.

(b)With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by AQSP or any of its Subsidiaries, excluding any retiree health plans or programs maintained by AQSP or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by AQSP or any of its Subsidiaries (collectively, “AQSP Benefit Plans”) in which any Company Continuing Employees shall participate effective as of the Effective Time, and subject to the terms of the governing plan documents, AQSP shall credit all service of the Company Continuing Employees with the Company as if such service were with AQSP, for purposes of eligibility to participate (but not for purposes of benefit accrual, except for vacation )or paid time off) and severance, if applicable) for full or partial years of service in any AQSP Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, however, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.  If any Company Employee Plan that is a welfare benefit plan is terminated during a plan year and Company Continuing Employees are enrolled in a comparable AQSP Benefit Plan providing such welfare benefit (including medical, dental, life insurance, short-term and long-term disability plans), AQSP shall waive any waiting periods or limitations for preexisting conditions and shall ensure that each Company Continuing Employee is given credit under the AQSP Benefit Plan for any amounts paid toward deductibles, co-payments or out-of-pocket limits incurred under the Company Employee Plan during the same plan year.

(c)AQSP shall ensure that any Company Continuing Employee whose employment with AQSP or any of its Subsidiaries is involuntarily terminated (other than for cause) within twelve months on or after the Effective Time receives severance benefits the greater of: (i) as required under applicable Law (ii) no less favorable than those provided under the applicable Company Employee Plan covering such Company Employee immediately prior to the Effective Time or (iii) no less favorable in the aggregate than the severance benefits as described on Section 5.7(c) of the Company Disclosure Letter.

(d)This Section 5.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.7, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.7. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the AQSP or any of its Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by it; or (iii) shall prevent AQSP or any of its Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.7 shall not create any right in any Company Employee or any other Person to any continued employment with AQSP or any of its Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and AQSP.

(e)With respect to matters described in this Section 5.7, the Company shall not send any written notices or other written communication materials to Company Employees without the prior written consent of AQSP and, prior to Closing, AQSP shall not send any written notice or other written communication materials to Company Employees without the prior written consent of the Company.

Section 5.8Directors’ and Officers’ Exculpation and Indemnification.

(a)Other than with respect to violations of this Agreement, AQSP agrees that all rights to indemnification, advancement of Expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “Indemnifiable Company Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.8 of the Company Disclosure Letter, shall be assumed by AQSP and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, AQSP shall maintain in effect the exculpation, indemnification, and advancement of Expenses equivalent to the provisions of the Charter Documents of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnifiable Company Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnifiable Company Party, provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)The obligations of AQSP under this Section 5.8 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnifiable Company Party to whom this Section 5.8 applies without the consent of such affected Indemnifiable Company Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).

(c)In the event AQSP: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of AQSP shall assume all of the obligations set forth in this Section 5.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnifiable Company Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.9Commercially Reasonable Efforts.

(a)Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.9), each of the parties hereto shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most commercially reasonable manner practicable, the transactions contemplated by this Agreement, including: (i) obtaining all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) obtaining all necessary consents or waivers from third parties; and (iii) execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and AQSP shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in taking the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or AQSP, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b)In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company and AQSP shall cooperate in all reasonable respects with the other and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(c)Notwithstanding anything to the contrary set forth in this Agreement, none of AQSP or any of its Subsidiaries shall be required to, and the Company may not, without the prior written consent of AQSP, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, AQSP, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, AQSP, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, AQSP, or any of their respective Subsidiaries.

Section 5.10Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and AQSP substantially in the form set forth on Section 5.10 of the AQSP Disclosure Letter. Thereafter, each of the Company and AQSP agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and AQSP (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not apply to any release or announcement made or proposed to be made in connection with any disclosures made in compliance with Section 5.5.

Section 5.11Certain Tax Matters.

(a)None of the Company or AQSP shall take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)The parties acknowledge that the Company has elected to be taxable as a corporation subject to subchapter S of title 1 of the Code (an “S corporation”), and in accordance therewith, the income of the Company has been allocated to the Company Owner for federal income tax purposes.  As a result of the Merger and pursuant to Treasury Regulations Section 1.1362-3, the Company shall terminate for federal income tax purposes and shall have a short taxable year commencing on January 1, 2020, and ending on the day before the Closing Date.  In recognition of the tax obligations of the Company Owner with respect to the income of the Company for such short taxable year, the Company shall be permitted to make the Estimated Tax Distributions to the Company Owner prior to the Closing Date.

(c)The parties shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes.

Section 5.12Employment Agreement. In connection with the Closing, AQSP shall execute and deliver, and Nicholas S. Warrender shall execute and deliver, an employment agreement between AQSP and Nicholas S. Warrender, in the form of the Employment Agreement set forth on Exhibit A, attached hereto, using the “Title” and “Base Salary” set forth for Nicholas S. Warrender on Exhibit A-1, attached hereto (the “NW Employment Agreement”).

Section 5.13Stockholders Agreement. The Company Owner shall execute a Stockholders Agreement with Gerard Jacobs and William Jacobs in the form attached hereto as Exhibit B.

Section 5.14Closing Date Capital Structure. On the day prior to the Closing Date, AQSP shall deliver to the Company a true, accurate and complete update to Section 4.2(a) along with any revisions made since the date hereof to AQSP’s Charter Documents (the “Closing Capital Structure Schedule”).

Section 5.15Company Audit.

Concurrent with the execution hereof, AQSP shall reimburse the Company for all out-of-pocket costs expended by the Company with respect to the Company Audit and shall agree with Fruci & Associates to be primarily responsible for any future costs related to such Company Audit.

Section 5.16Escrow Agreement. At the Closing, the Company Owner, AQSP and the Escrow Agent shall have entered into an Escrow Agreement reasonably acceptable to AQSP and the Company Owner (the “Escrow Agreement”).

Section 5.17Recipes. At or promptly following the Effective Time, the Company Owner shall deliver to AQSP a file containing all product recipes used in the Company business (or proposed to be used in the Company business).

Section 5.18Purchase Option. The Company Owner hereby grants to AQSP an exclusive, perpetual, non-expiring option to purchase all or any portion of the Company Owner’s Outside CBD Business Interests for $1.00.

Section 5.19Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Entity any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

Section 5.20

Hemp Processing System.  Through Company Owner and his Father, Robert Warrender II ("Warrender II"), AQSP has been made aware of a potential business opportunity to process CBD from hemp using a system that is currently undergoing proof of concept operational testing and that incorporates particular filtration and pump equipment and technology identified by Warrender II (the "System"). In consideration of Company Owner's and Warrender II's agreement to disclose to AQSP, on an exclusive basis, the completed design, the actual construction and operating costs, and the results of the proof of concept operational testing, of the System (the "System Confidential Information"), AQSP agrees and covenants:

(a) to keep the System Confidential Information confidential, and to share the System Confidential Information with AQSP's directors, officers, investment bankers, lawyers, accountants and other professional advisors only on a need-to-know basis;

(b) to analyze the System Confidential Information in regard to the potential financing, construction and operation of one or more Systems; and

(c) to use good faith efforts to attempt to proceed forward, in a joint venture or other arrangement involving Warrender II, with a project(s) consisting of the financing, construction and operation of one or more Systems if but only if:

(1)such analysis is favorable and is approved by the AQSP Board in its discretion; and

(2)Warrender II and AQSP mutually agree upon the structure, terms and conditions of such project(s) including the respective ownership, control, obligations and compensation of Warrender II (or his designees) and AQSP in and from the financing, construction, operation, leasing and/or sale of such project(s), provided that any equity compensation to be received by Warrender II (or his designees) from the financing, construction, operation, leasing and/or sale of such project(s) shall be structured in the form of shares of AQSP Common Stock valued at the then-current trading price of AQSP Common Stock but in no event at higher than $5.00 per share of AQSP Common Stock.

AQSP shall have 90 days after disclosure of the System Confidential Information  to obtain its Board’s approval to proceed as discussed in paragraph (c) above.  In the absence of such approval, Warrender II shall be free to disclose the System Confidential Information for any purpose.

Section 5.21Deferred Contingent Stock. As an inducement to the Company Owner to enter into this Agreement and to close the Merger:

(a)Subject to the conditions and contingencies set forth in Sections 5.21(b) and 5.21(c) below, AQSP agrees and covenants to set aside an aggregate of 645,000 shares of unregistered AQSP Common Stock (the "Deferred Contingent Stock") as deferred contingent compensation to be issued and delivered to certain persons (the "Deferred Contingent Stock Recipients"), all as specified by the Company Owner in a schedule (the "Deferred Contingent Stock Schedule") delivered by the Company Owner to AQSP at the Closing.

(b)The issuance and delivery of Deferred Contingent Stock to each of the Deferred Contingent Stock Recipients shall be contingent upon such Deferred Contingent Stock Recipient meeting each of the following conditions and contingencies (the "Stock Conditions and Contingencies"):

(1)such Deferred Contingent Stock Recipient must have served continuously as a director of Merger Sub or AQSP, or must have been continuously employed by Merger Sub or AQSP, or must have been continuously retained as a contractor, consultant or advisor by Merger Sub or AQSP, during the period from the Closing Date through the third anniversary of the Closing Date;

(2)if such Deferred Contingent Stock Recipient is listed on the Deferred Contingent Stock Schedule as being subject to a performance review by the Company Owner, then such Deferred Contingent Stock Recipient must not have had his or her performance as a director of Merger Sub or AQSP, or as an employee of Merger Sub or AQSP, or as a contractor, consultant or advisor of Merger Sub or AQSP, during the period from the Closing Date through the third anniversary of the Closing Date, determined by the Company Owner to be unacceptable in his sole discretion, as evidenced by a signed letter from the Company Owner delivered to the CEO of AQSP no later than the third anniversary of the Closing Date;

(3)such Deferred Contingent Stock Recipient must not have disclosed, orally or in writing, directly or indirectly, to any person or entity, excepting only in a required filing with the SEC, either that such Deferred Contingent Stock Recipient is a Deferred Contingent Stock Recipient, or the number of shares of Deferred Contingent Stock which such Deferred Contingent Stock Recipient hopes to be awarded hereunder; and

(4)such Deferred Contingent Stock Recipient must have signed and delivered to AQSP prior to the Closing Date an estoppel letter in form and substance satisfactory to AQSP in its discretion, evidencing that such Deferred Contingent Stock Recipient has no right, title or interest in the stock of the Company or in any of the Company's assets including any of the Company's cash, receivables, contracts, products, customers or intellectual property, and that such Deferred Contingent Stock Recipient is not owed anything whatsoever by the Company or the Company Owner other than wages owed by the Company for the period from the Company's last payroll date through the Closing Date (collectively the "Estoppel Letters").

(c)If for any reason whatsoever any of the foregoing Stock Conditions and Contingencies is not met by any Deferred Contingent Stock Recipient, then such Deferred Contingent Stock Recipient shall immediately forfeit such Deferred Contingent Stock Recipient's right to receive his or her share of the Deferred Contingent Stock as specified in the Deferred Contingent Stock Schedule, and such forfeited Deferred Contingent Stock shall promptly be issued and delivered to the Company Owner as additional Stock Consideration hereunder. However, if all of the foregoing Stock Conditions and Contingencies are met by any Deferred Contingent Stock Recipient, then AQSP shall issue and deliver to such Deferred Contingent Stock Recipient his or her share of the Deferred Contingent Stock as specified in the Deferred Contingent Stock

Schedule, no later than thirty (30) days following the third anniversary of the Closing Date.

Section 5.22Warrants. As an inducement to the Company Owner to enter into this Agreement and to close the Merger:

(a)Subject to the terms and conditions set forth in Sections 5.22(b), 5.22(c) and 5.22(d) below, AQSP agrees and covenants to issue, on the Closing Date or within thirty (30) days following the Closing Date, warrants to purchase an aggregate of 1,820,000 shares of unregistered AQSP Common Stock at an exercise price of $5.00 per share (the "Warrants"), to certain persons (the "Warrant Recipients"); all as specified by the Company Owner in a schedule (the "Warrant Schedule") delivered by the Company Owner to AQSP at the Closing.

(b)The Warrants issued to each Warrant Recipient who following the Closing Date serves as a director or officer of AQSP shall be vested and may be exercised by such Warrant Recipient at any time during the five year period from the Closing Date through the fifth anniversary of the Closing Date, and such Warrants shall include a so-called "cashless exercise" feature.

(c)The vesting of the Warrants issued to each of the Warrant Recipients who following the Closing Date does not serve as a director or officer of AQSP shall be contingent upon such Warrant Recipient meeting each of the following conditions and contingencies (the "Warrant Conditions and Contingencies"):

(1)such Warrant Recipient must have been continuously employed by Merger Sub or AQSP, or such Warrant Recipient must have continuously served as a contractor, consultant, paid advisor, or informal unpaid advisor to Merger Sub, AQSP or Nicholas S. Warrender, during the period from the Closing Date through the third anniversary of the Closing Date;

(2)if such Warrant Recipient is listed on the Warrant Schedule as being subject to a performance review by the Company Owner, then such Warrant Recipient must not have had his or her performance as an employee of Merger Sub or AQSP, or as a contractor, consultant, paid advisor, or informal advisor to Merger Sub, AQSP or Nicholas S. Warrender, during the period from the Closing Date through the third anniversary of the Closing Date, determined by Nicholas S. Warrender to be unacceptable in his sole discretion, as evidenced by a signed letter from Nicholas S. Warrender delivered to the CEO of AQSP no later than the third anniversary of the Closing Date;

(3)such Warrant Recipient must not have disclosed, orally or in writing, directly or indirectly, to any person or entity, excepting only in a required filing with the SEC, either that such Warrant Recipient is a Warrant Recipient, or the number of shares of AQSP Common Stock which could be purchased upon the exercise of the Warrants granted to such Warrant Recipient; and

(4)such Warrant Recipient must have signed and delivered to AQSP prior to the Closing Date an estoppel letter in form and substance satisfactory to AQSP in its discretion, evidencing that such Warrant Recipient has no right, title or interest in the stock of the Company or in any of the Company's assets including any of the Company's cash, receivables, contracts, products, customers or intellectual property, and that such Warrant Recipient is not owed anything whatsoever by the Company or the Company Owner other than wages owed by the Company for the period from the Company's last payroll date through the Closing Date (collectively the "Estoppel Letters").

(d)If for any reason whatsoever any of the foregoing Warrant Conditions and Contingencies is not met by any Warrant Recipient who following the Closing Date does not serve as a director or officer of AQSP, then the Warrants granted to such Warrant Recipient shall not vest and shall immediately terminate. However, if all of the foregoing Warrant Conditions and Contingencies are met by any Warrant Recipient who following the Closing Date does not serve as a director or officer of AQSP, then the Warrants granted to such Warrant Recipient shall vest and may be exercised by such Warrant Recipient at any time during the two year period from the third anniversary of the Closing Date through the fifth anniversary of the Closing Date, provided that if after the third anniversary of the Closing Date such Warrant Recipient's continuous employment by Merger Sub or AQSP terminates for any reason, or if after the third anniversary of the Closing Date such Warrant Recipient's continuous service as a contractor, consultant, paid advisor, or informal unpaid advisor to Merger Sub, AQSP or Nicholas S. Warrender terminates for any reason (collectively a "Termination"), then such Warrant Recipient's vested Warrants shall terminate if they are not exercised within thirty (30) days following such Termination.

Section 5.23Wisconsin Acquisitions. Through Company Owner, AQSP has been made aware of a potential business opportunity to acquire two companies located in Wisconsin: a company that among other things plans to manufacture and sell products incorporating a unique CBD delivery system ("Wisconsin Company #1") and a company that among other things plans to test and remediate hemp and hemp oils ("Wisconsin Company #2") (Wisconsin Company #1 and Wisconsin Company #2, collectively, the "Wisconsin Companies"). AQSP agrees and covenants to use good faith efforts to attempt to proceed forward to close (the "Wisconsin Closing") the acquisition (the "Wisconsin Acquisitions") of the Wisconsin Companies on the following terms and conditions, among others:

(a)a capital raise must be completed, on terms acceptable to AQSP and Nicholas S. Warrender, in an amount sufficient to fund the pre-Wisconsin Closing loan referred to in Section 5.23(b) and to fund the cash portion of the Wisconsin Acquisitions consideration paid at the Wisconsin Closing referred to in Section 5.23 (d) (i);

(b)a pre-Wisconsin Closing loan may be made by AQSP to the Wisconsin Companies, on terms and conditions mutually acceptable to AQSP, Nicholas S. Warrender, and the owners of the Wisconsin Companies;

(c)the Wisconsin Closing shall be subject to the following terms and conditions, among others:

(1)AQSP's due diligence investigation of the Wisconsin Companies must be acceptable to AQSP and Nicholas S. Warrender;

(2)the audit of the Wisconsin Companies must be acceptable to AQSP and Nicholas S. Warrender;

(3)the definitive acquisition documentation must be mutually acceptable to AQSP, to Nicholas S. Warrender, and to the owners of the Wisconsin Companies;

(4)all necessary third party approvals must be obtained, including approvals by the Board of Directors of AQSP and by a majority of the shareholders of AQSP; and

(5)all necessary securities filings must be made.

(d)the merger consideration paid by AQSP in the Wisconsin Acquisitions shall be as follows (or as otherwise mutually agreed upon by AQSP, Nicholas S. Warrender, and the owners of the Wisconsin Companies):

(1)the cash portion of the Wisconsin Acquisitions merger consideration to be paid at the Wisconsin Closing shall be Two Million Dollars ($2,000,000) in cash;

(2)the stock portion of the Wisconsin Acquisitions merger consideration to be paid at the Wisconsin Closing shall be One Million (1,000,000) shares of AQSP Common Stock; and

(3)the portion of the Wisconsin Acquisitions merger consideration to be paid following the Wisconsin Closing shall be up to an additional Two Million Dollars ($2,000,000) in cash and up to an additional Three Million (3,000,000) shares of AQSP Common Stock, subject to an "earnout" contingency that the Wisconsin Companies shall have achieved, during an "earnout" period of 24-30 months following the Wisconsin Closing, an annualized EBITDA run rate of Four Million Dollars ($4,000,000) or more.

Section 5.24Escrow of Preferred Stock Dividends. Prior to the Closing Date, AQSP shall escrow with a third party escrow agent all of the 3% dividends that are estimated to be payable by AQSP during calendar year 2020 in regard to AQSP's outstanding shares of Series A and Series B convertible preferred stock, to ensure that such 3% dividends are timely paid on the respective anniversaries of the purchases of such shares of preferred stock (subject to appropriate adjustments in regard to any conversions of shares of preferred stock prior to such respective anniversaries).

Section 5.25Consultations. The Company Owner shall allow AQSP's lead outside director, Vincent J. Mesolella, to periodically consult with the Company's litigation counsel regarding strategies for potential settlements of the Company's disputes involving third parties.

ARTICLE VI

CONDITIONS

Section 6.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)AQSP Stockholder Approval. The AQSP Stockholder Approval Matters shall have been approved by the Requisite AQSP Vote.

(b)Waiting Period. At least twenty (20) days shall have passed since the Mailing Date.

(c)No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the AQSP Stock Issuance, or the other transactions contemplated by this Agreement.

(d)Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.1 of the Company Disclosure Letter and Section 6.1 of the AQSP Disclosure Letter and required to consummate the Merger, the AQSP Stock Issuance, and the other transactions contemplated by this Agreement (other than the filing of the IL Articles of Merger and the WI Articles of Merger) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or AQSP Material Adverse Effect. All filings required under the Securities Act or the Exchange Act necessary to consummate the Merger shall have been made.

Section 6.2Conditions to Obligations of AQSP. The obligations of AQSP to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by AQSP on or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. (i) The representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)Performance of Covenants. The Company and the Company Owner shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing Date, including but not limited to, delivery of the following documents:

1.Nicholas S. Warrender executing and delivering to AQSP the NW Employment Agreement;

2.Nicholas S. Warrender executing and delivering the Stockholders Agreement;

3.The Company Owner executing and delivering the Escrow Agreement; and

4.The Company Owner executing and delivering to AQSP a registration rights agreement, substantially in the form of the Registration Rights Agreement set forth on Exhibit C, attached hereto.

(c)Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)Officers Certificate. AQSP shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c).

(e)AQSP shall have received the signed Estoppel Letters referred to in Sections 5.21(c) and 5.22(c).

Section 6.3Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. The representations and warranties of AQSP shall be true and correct in all material respects when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

(b)Performance of Covenants. AQSP and each Jacobs Owner shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by it at or prior to the Closing Date including but not limited to, delivery of the following documents:

1.AQSP executing and delivering to Nicholas S. Warrender the NW Employment Agreement;

2.AQSP executing and delivering the Escrow Agreement;

3.AQSP and each Jacobs Owner executing and delivering the Stockholders Agreement; and

4.AQSP executing and delivering the Registration Rights Agreement.

(c)AQSP Material Adverse Effect. Since the date of this Agreement, there shall not have been any AQSP Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have an AQSP Material Adverse Effect.

(d)Officers Certificate. The Company shall have received a certificate, signed by an officer of AQSP, certifying as to the matters set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c).

ARTICLE VII

INDEMNIFICATION

Section 7.1Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than Fundamental Representations and Warranties) shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date.  Fundamental Representations and Warranties shall survive the Closing and shall remain in full force and effect indefinitely, other than the representations and warranties set forth in Section 3.6 which shall remain in full force and effect until 30 days following the expiration of the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms or if no such term of survival is contemplated, shall survive indefinitely until performed.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.2Indemnification by Company Owner. Subject to the other conditions set forth in this Article VII, the Company Owner shall indemnify AQSP against, and shall hold AQSP harmless from and against, any and all Expenses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of the Company or the Company Owner contained in this Agreement (other than a breach of Section 3.18); or

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Company Owner pursuant to this Agreement.

Section 7.3Indemnification by AQSP. Subject to the other conditions set forth in this Article VII, AQSP shall indemnify the Company Owner, and shall hold the Company Owner harmless from and against, any and all Expenses incurred or sustained by, or imposed upon, the Company Owner based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of AQSP contained in this Agreement; or

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by AQSP or any Jacobs Owner pursuant to this Agreement.

Section 7.4Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. For the avoidance of doubt, the Company and the Company Owner shall be treated as a single Indemnified Party or Indemnifying Party, as applicable. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a)The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2(a) or Section 7.3(a), as the case may be, until the aggregate amount of all Expense in respect of indemnification thereunder exceeds $30,000 (the “Deductible”), in which event the Indemnifying Party shall be liable for all Expenses in excess of the Deductible.

(b)The aggregate amount of all Expenses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a), as the case may be (other than for breaches of Fundamental Representations and Warranties), shall not exceed ten percent (10%) of the Cash Consideration and ten percent (10%) of the Stock Consideration (the “Indemnification Cap”); provided that in no event shall the aggregate amount of all Expenses for which an Indemnifying Party shall be liable hereunder exceed the total Cash Consideration.

(c)Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Expense shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Expenses prior to seeking indemnification under this Agreement.

(d)Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Expense shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Expense by the Indemnified Party.

(e)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Expense upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Expense.

(g)Any indemnification payments from the Company Owner in the form of AQSP Common Stock (whether as Escrowed Shares or otherwise) shall be treated as having a value based on the Deemed Value of the Stock Consideration.

(h)Notwithstanding anything else contained herein, neither AQSP or the Jacobs Owners, on the one hand, or the Company or the Company Owner, on the other hand, shall be deemed to be in default of, or have any liability under this Agreement (or the transactions contemplated hereby), as a result of the manufacture, sale or distribution of CBD or CBD-Infused products by the Company or AQSP or in regard to any representations or warranties of any nature relating directly or indirectly to the legality or illegality of CBD or CBD-Infused products.

(i)AQSP acknowledges and agrees, that notwithstanding anything else contained herein, the option set forth in this Section 5.18 shall be AQSP’s sole and exclusive remedy with respect to a breach of any representation and warranty contained in Section 3.18.

(j)The foregoing indemnification provisions in this Section 7 are the sole and exclusive remedy AQSP (and its Affiliates) may have with respect to the representations, warranties and covenants of the Company and Company Owner set forth in this Agreement and the transactions contemplated by this Agreement.

Section 7.5Indemnification Procedures.

(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Expense that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of, any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by the Indemnified Party, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to notify promptly the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.5(b) pay, compromise and defend such Third-Party Claim and seek indemnification for any and all Expenses based upon, arising from or relating to such Third-Party Claim. AQSP and the Company Owner shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)Direct Claims. Any claim by an Indemnified Party on account of an Expense which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Expense that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Manner of Payment. Any amounts owing from a Company Owner pursuant to this Article VII shall be made as follows: (i) first, an amount of Escrowed Cash and Escrowed Shares, pro rata in the Cash/Share Ratio, with aggregate Deemed Value equal to the lesser of (A) the aggregate amount owing or (B) the aggregate Deemed Value of any remaining Escrowed Cash and Escrowed Shares and (ii) thereafter, directly by the Company Owner to AQSP (payable in cash and shares of AQSP Common Stock, pro rata in the Cash/Share Ratio).

(e)When is Payment Due. Any cash indemnification payment to be made pursuant to this Article VII shall be effected by wire transfer of immediately available funds to the applicable account designated by AQSP or the Company Owner, as applicable. Any indemnification payment satisfied by transfer of AQSP Common Stock shall be effected by delivery of an assignment separate from certificate assigning such AQSP Common Stock to AQSP (or its designee). All such indemnification obligations shall be made within five (5) Business Days after the indemnified Expenses have been determined by (i) a final, non-appealable order or judgment of a court of competent jurisdiction or (ii) a written, executed agreement between AQSP and the Company Owner.

(f)Release of Escrowed Shares and Escrowed Cash. On the twelve (12) month anniversary of the Closing Date (except if not a Business Day, then the next Business Day) (the “Release Date”), any portion of the Escrowed Cash remaining as of the Release Date shall be released to the Company Owner and in accordance with the instructions of the Company Owner, and all Escrowed Shares shall be delivered to the Company Owner; provided that the Escrow Agent shall continue to hold Escrowed Cash and Escrowed Shares, pro rata in the Cash/Share Ratio, with a Deemed Value equal to the lesser of (i) the Deemed Value of the aggregate remaining Escrowed Cash and Escrowed Shares and (ii) the sum of: (A) the aggregate amount claimed by an AQSP Indemnified Party pursuant to claims made in accordance with this Article VII and not fully resolved prior to such date, plus (B) the aggregate outstanding payments pending to an AQSP Indemnified Party pursuant to Section 7.5(c).  At any time following the Release Date, to the extent the Deemed Value of the Escrowed Cash and Escrowed Shares exceeds the aggregate amount claimed by the AQSP Indemnified Parties pursuant to claims made prior to the Release Date and not fully resolved prior to the time of determination, such excess shall be promptly released to each Company Owner as set forth with the previous sentence, pro rata in the Cash/Share Ratio.

ARTICLE VIII

TERMINATION, AMENDMENT, AND WAIVER

Section 8.1Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite AQSP Vote) by the mutual written consent of AQSP and the Company.

Section 8.2Termination by Either AQSP or the Company. This Agreement may be terminated by either AQSP or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite AQSP Vote):

(a)if the Merger shall not have been consummated on or prior to 5:00 p.m., Central Time, on the End Date; or

(b)if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the AQSP Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order.

Section 8.3Termination by AQSP. This Agreement may be terminated by AQSP at any time prior to the Effective Time if there shall have been a material breach of any representation, warranty, covenant, or agreement on the part of the Company or the Company Owner set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, however, that AQSP shall have given the Company at least 30 days written notice prior to such termination stating AQSP’s intention to terminate this Agreement pursuant to this Section 8.3 and provided the Company with the opportunity to cure such breach; provided further, that AQSP shall not have the right to terminate this Agreement pursuant to this Section 8.3 if AQSP is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 8.4Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of AQSP or Jacobs Owner set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, however, that the Company shall have given AQSP at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.4; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.4 if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 8.5Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.5 shall be effective immediately upon delivery of such written notice to the other party, except as otherwise provided herein. If this Agreement is terminated pursuant to this Article VIII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to this Section 8.5, Section 8.6, and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 8.6Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite AQSP Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite AQSP Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the AQSP stockholders without such approval.

Section 8.7Extension; Waiver. At any time prior to the Effective Time, AQSP, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1Definitions. For purposes of this Agreement, the following terms shall have the following meanings when used herein with initial capital letters:

“10-Day Trading Average” means the arithmetic average (for consecutive trading days) of the closing trading price of a share of AQSP Common Stock on the OTC (for each trading day) as of the close of business during the ten consecutive trading days preceding the last Business Day before the date of this Agreement or, if this Agreement is modified with respect to a term that relates to the amount or type of the consideration the Company Owner will receive in connection with the Merger, subject to the exceptions set forth in Treasury Regulations Section 1.368-1(e)(2)(ii)(B)(2) and (3), the arithmetic average (for consecutive trading days) of the closing trading price of a shore of AQSP Common Stock on the OTC (for each trading day) as of the close of business during the ten consecutive trading days preceding the last Business Day before the date of such modification.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Annual Financial Statements” has the meaning set forth in Section 3.4(a).

“AQSP” has the meaning set forth in the Preamble.

“AQSP Balance Sheet” has the meaning set forth in Section 4.4(c).

“AQSP Benefit Plans” has the meaning set forth in Section 5.7(b).

“AQSP Board” has the meaning set forth in the Recitals.

“AQSP Common Stock” has the meaning set forth in the Recitals.

“AQSP Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by AQSP to the Company concurrently with the execution of this Agreement.

“AQSP Equity Award” means an AQSP Stock Option or an AQSP Restricted Share granted under one of the AQSP Stock Plans, as the case may be.

“AQSP Fundamental Representations and Warranties” means those representations and warranties of AQSP set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.8, and Section 4.9.

“AQSP Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of AQSP and its Subsidiaries, taken as a whole; or (b) the ability of AQSP to consummate the transactions contemplated hereby on a timely basis; provided, however, that an AQSP Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; (iv) general conditions in the industry in which AQSP and its Subsidiaries operate; (v) any failure, in and of itself, by AQSP to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, an AQSP Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); or (vi) any change, in and of itself, in the market price or trading volume of AQSP’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, an AQSP Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso), provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether an AQSP Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on AQSP and its Subsidiaries, taken as a whole, compared to other participants in the industries in which AQSP and its Subsidiaries conduct their businesses.

“AQSP Preferred Stock” means AQSP’s Series A Preferred Stock, par value $0.001 per share and AQSP’s Series B Preferred Stock, par value $0.001 per share.

“AQSP Restricted Share” means any AQSP Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any AQSP Stock Plan.

“AQSP SEC Documents” has the meaning set forth in Section 4.4(a).

“AQSP Securities” has the meaning set forth in Section 4.2(a)(i).

“AQSP Stockholder Approval Matters” means the approval of this Agreement, the Merger and the AQSP Stock Issuance.

“AQSP Stock Issuance” has the meaning set forth in the Recitals.

“AQSP Stock Option” means any option, warrant, or right to purchase warrant to purchase AQSP Common Stock granted under any AQSP Stock Plan.

“AQSP Stock Plans” means the AQSP Board approval for the issuance of any warrants or options exercisable or convertible into shares of AQSP Common Stock that has been approved by the AQSP Board.

“AQSP Subsidiary Securities” has the meaning set forth in Section 4.2(c).

“AQSP Voting Debt” has the meaning set forth in Section 4.2(b).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in Chicago, Illinois are authorized or required by Law or other governmental action to close.

“Cash Consideration” means an amount equal to $3,750,000.

“Cash/Share Ratio” means the relative Deemed Value of the Cash Consideration compared to the Deemed Value of the Stock Consideration.

“Charge” has the meaning set forth in Section 9.16(c).

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or articles of organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.

“Closing” has the meaning set forth in Section 1.2.

“Closing Capital Structure Schedule” has the meaning set forth in Section 5.14.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Audit” means the audit of the Company’s Annual Financial Statements and Interim Financial Statements by Fruci & Associates.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.7(a).

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to AQSP concurrently with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Fundamental Representations and Warranties” means those representations and warranties of the Company or each Company Owner set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.6, Section 3.10 and Section 3.14.

“Company IP” has the meaning set forth in Section 3.7(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that are owned or used by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which the Company operates; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Owner” has the meaning set forth in the Preamble.

“Consent” has the meaning set forth in Section 3.3(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Deemed Value” means, with respect to cash, the face value of the cash, and with respect to AQSP Common Stock, the value calculated in accordance with the 10-Day Trading Average.

“Direct Claim” has the meaning set forth in Section 7.5(c).

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” means (i) February 15, 2020 but only in the event AQSP has not received any communications from the SEC regarding preliminary Information Statement within ten (10) Business Days of the filing thereof (or has been notified by the SEC that the SEC will not comment on the preliminary Information Statement), otherwise (ii) April 15, 2020.

“Environmental Laws” means any applicable Law, and any Order of any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means an escrow agent reasonably acceptable to AQSP and the Company Owner.

“Escrow Agreement” has the meaning set forth in Section 5.18.

“Escrowed Cash” means an amount equal to $375,000.

“Escrowed Shares” means such number of shares of AQSP Common Stock equal to ten percent (10%) of the number of shares of AQSP Common Stock constituting the Stock Consideration.

“Estimated Tax Distribution” means a dividend or distribution to the Company Owner in an amount equal to the product of (a) the estimated taxable income allocated by the Company to the Company Owner for the short Tax year ending on the Closing Date (as reasonably determined by the Company’s accountant), multiplied by (b) the highest effective combined federal, state and local income tax rate (including any tax rate imposed on “net investment income” by Section 1411 of the Code) applicable during such period to an individual residing in the State of Illinois with respect to the type or character of the particular income (whether capital gain, ordinary income or otherwise), and taking into account any limitations on the deductibility of any Expenses or other amount (or the usage of any loss and treating all state and local income taxes as not deductible).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Information Statement, or in connection with other regulatory approvals, and all other matters related to the Merger, the AQSP Stock Issuance, and the other transactions contemplated by this Agreement.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fundamental Representations and Warranties” means the AQSP Fundamental Representations and Warranties and the Company Fundamental Representations and Warranties.

“GAAP” has the meaning set forth in Section 3.4(a).

“GMJ” has the meaning set forth in the Preamble.

“Governmental Entity” has the meaning set forth in Section 3.3(c).

“Hazardous Substance” shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“IL Articles of Merger” has the meaning set forth in Section 1.3.

“IL BCA” has the meaning set forth in the Recitals.

“Indemnifiable Company Party” has the meaning set forth in Section 5.8(a).

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Information Statement” has the meaning set forth in Section 3.17.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations, and (f) other intellectual property and related proprietary rights, including, but not limited to any logos, color schemes, packaging materials, fictitious business names, brochures, marketing and explanatory materials, and proprietary formulae.

“Interest Ratio” means a fraction, the numerator of which is one, and the denominator of which is the number of shares of Company Common Stock outstanding immediately prior to the Closing, as set forth in Section 3.2(a) of the Company Disclosure Letter.

“Interim Balance Sheet” has the meaning set forth in Section 3.4(a).

“Interim Financial Statements” has the meaning set forth in Section 3.4(a).

“IRS” means the United States Internal Revenue Service.

“Jacobs Owner” has the meaning set forth in the Preamble.

“Knowledge” means: (a) with respect to the Company, the actual knowledge of each of the individuals listed in Section 9.1 of the Company’s Disclosure Letter; and (b) with respect to AQSP and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.1 of the AQSP Disclosure Letter; in each case, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity, other than any US federal or state laws, ordinance, constitution, regulation, statute, treaty, rules or codes to the extent the federal or state laws, ordinance, constitution, regulation, statute, treaty, rules or codes would be violated, or protections under the federal or state laws, ordinance, constitution, regulation, statute, treaty, rules or codes would be unavailable to a party as a result of operating or owning a business engaged in the manufacture, sale, distribution or transport of CBD-infused products or services as currently provided by the Company.

“Lease” shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Leased Real Estate” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

“Legal Action” means any legal, administrative, arbitral, mediation, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Mailing Date” has the meaning set forth in Section 5.5.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Cash Consideration, the Note Consideration and the Stock Consideration and payable pursuant to Section 2.2.

“Multiemployer Plan” has the meaning set forth in Section 3.12(c).

“Note Consideration” means $3,750,000 in the form of the Promissory Note.

“NW Employment Agreement” has the meaning in Section 5.12.

“OTC” means the Over-The-Counter Bulletin Board.

“Order” has the meaning set forth in Section 3.9.

“Other Governmental Approvals” has the meaning set forth in Section 3.3(c).

“Outside CBD Business Interests” has the meaning set forth in Section 3.18.

“Owned Real Estate” shall mean all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company.

“PBGC” has the meaning set forth in Section 3.12(d).

“Permits” has the meaning set forth in Section 3.8(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Promissory Note” means a promissory note in the form attached hereto as Exhibit D (a) which is made and payable by AQSP and the Merger Sub jointly, (b) which is payable to the Company Owner, (c) which accrues interest at the rate of 2% annually, (d) which is secured by a first lien security interest in all of the assets of AQSP and the Merger Sub, and by a pledge of (i) all of the capital stock of the Merger Sub, (ii) all of the common stock of Bendistillery Inc., Bend Spirits, Inc., and Ablis Holding Company owned by AQSP, and (iii) all of the capital stock of any other entity owned by AQSP or any of its subsidiaries, (e) which shall contain a legally binding obligation of AQSP and Merger Sub pursuant to which, following the closing of any equity or debt capital raise by AQSP or Merger Sub following the date of this Agreement, excluding only the capital raise for the Wisconsin Acquisitions referred to in Section 5.23(a), AQSP and Merger Sub shall be obligated to allocate and pay over at least 50% of the net proceeds of such capital raise toward a prepayment of the principal and accrued interest on such promissory note, and (f) which shall be due and payable in full upon the earlier of (i) the date which is thirty (30) days after the last day (the "Aggregate EBITDA Calculation Date") of the calendar quarter during which the aggregate earnings before interest, taxes, depreciation and amortization ("EBITDA") of Merger Sub during the period between the Closing Date and the Aggregate EBITDA Calculation Date, as certified by AQSP's firm of independent certified public accountants, exceeds $7,500,000, or (ii) the date which is the fifth anniversary of the Closing Date.

“Release Date” has the meaning set forth in Section 7.5(f).

“Representatives” has the meaning set forth in Section 5.3(b).

“Requisite AQSP Vote” has the meaning set forth in Section 4.3(a).

“SEC” has the meaning set forth in Section 4.3(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Consideration” means 3,900,455 shares of AQSP Common Stock.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“WCJ” has the meaning set forth in the Preamble.

“WI Articles of Merger” has the meaning set forth in Section 1.3.

“WI BCL” has the meaning set forth in the Recitals.

Section 9.2Interpretation; Construction.

(a)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and AQSP Disclosure Letter.

(b)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.3[Intentionally Omitted].

Section 9.4Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Illinois.

Section 9.5Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State courts located in Lake County, Illinois. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 9.7 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.5; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.6Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6

Section 9.7Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.7):

If to AQSP or any Jacobs Owner, to:	Acquired Sales Corp. 31 N. Suffolk Lane
Lake Forest, Illinois 60045
Attention: Gerard M. Jacobs
Email: lakegeneva91@gmail.com

If to the Company or Company Owner, to:	Warrender Enterprise Inc.
12715 210th Ave. Bristol, Wisconsin 53104
Attention: Nicholas Warrender
Email: nick@liftedliquids.com

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 9.8Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the AQSP Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the AQSP Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the AQSP Disclosure Letter or Company Disclosure Letter), the statements in the body of this Agreement shall control.

Section 9.9No Third-Party Beneficiaries. Except as provided in Section 5.8 (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.11Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither AQSP on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.12Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 9.13Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

Section 9.14Expenses. In the event the Closing shall have occurred, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants (that remain outstanding as of the Closing), incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by AQSP. Except as otherwise expressly provided herein, in the event this Agreement is terminated prior to the Closing (for any reason) all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACQUIRED SALES CORP.

By:	/s/ Gerard M. Jacobs
Name:	Gerard M. Jacobs
Title:	CEO

LIFTED LIQUIDS, INC.

By:	/s/ Gerard M. Jacobs
Name:	Gerard M. Jacobs
Title:	CEO

JACOBS OWNERS:

/s/ Gerard M. Jacobs
GERARD M. JACOBS

/s/ William C. Jacobs
WILLIAM C. JACOBS

WARRENDER ENTERPRISE INC.

By:	/s/ Nicholas S. Warrender
Name:	Nicholas S. Warrender
Title:	President

COMPANY OWNER:

/s/ Nicholas S. Warrender
NICHOLAS S. WARRENDER

EXHIBIT A

Form of Employment Agreement

EXHIBIT A-1

Key Employees Titles and Base Salaries

“AQSP” means Acquired Sales Corp.

“Board” means the Board of Directors of AQSP

“Lifted” means [Lifted Liquids [Inc./LLC]], a wholly-owned subsidiary of AQSP

Name	Title(s)	Base Salary	Responsibilities	Reporting to
Nicholas S. Warrender	Co-Founder and Vice Chairman of AQSP	$100,000	Participation in all significant decision making at AQSP	Board and CEO of AQSP
	Chief Operating Officer of AQSP		Consultation with and advice/assistance to CEOs of all AQSP brands and subsidiaries regarding all business activities and opportunities
	CEO of Lifted		Leadership of Lifted

EXHIBIT B

Stockholders Agreement

EXHIBIT C

Registration Rights Agreement

EXHIBIT D

Promissory Note